                                                                  Exhibit 35

                        AGREEMENT FOR SALE OF BUSINESS ASSETS

     THIS AGREEMENT entered into at Heath, Ohio on this 3RD day of February, 1998 by and between UNIVERSAL VINYL CORP., a Florida corporation (hereinafter referred to as "Seller") and YORAM AISENBERG and AVRAHAM WEINSTEIN (jointly and severally referred to as "Guarantors") and FLX-CORP INTERNATIONAL INC., an Delaware corporation, (hereinafter referred to as "Buyer").

                                    WITNESSETH:

          WHEREAS, Seller is engaged in the business of designing, manufacturing and selling vinyl window coverings from its Facility located at 9200 Northwest 102nd Street, Medley, Florida 33178; and,

          WHEREAS, Seller desires to sell its assets to Buyer and Buyer desires to purchase Seller's assets free and clear of all claims and liabilities; and,

          WHEREAS, Buyer has been induced to enter this transaction based upon the representations, undertakings and guaranty of Seller's obligations by Guarantors.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. SALE OF ASSETS. The Seller shall sell and the Buyer shall purchase, free and clear from all liens, liabilities, claims, causes of action and encumbrances, the assets of Universal Vinyl Corp., a Florida corporation and the stock-in-trade, furniture, fixtures, equipment, inventory, trade names, trade marks, service marks, copyrights, patents, processes whether proprietary or otherwise, telephone number(s), transferable insurance policies and all contracts, licenses, deposits thereunder which have been made by or granted to the Seller in connection with the business and all other tangible and intangible assets and property (except cash and accounts receivables) owned and/or used by the Seller in the business as more specifically enumerated in the attached schedule of assets to be sold by the Seller attached hereto and marked EXHIBIT "A". Seller will provide a corporate resolution satisfactory to Buyer at Closing signed by a majority of all directors and shareholders of Seller authorizing the sale of Sellers assets and approving and ratifying the terms and conditions of this Agreement.

     2. PURCHASE PRICE. The purchase price for all the assets referred to in paragraph 1 and Exhibit "A" shall be ONE MILLION FORTY THOUSAND DOLLARS ($1,040,000.00).

     3. PAYMENT OF PURCHASE PRICE. The entire purchase price shall, at the time of closing, be deposited in an escrow account in accordance with the terms and conditions of the escrow agreement, a copy of which is attached hereto as EXHIBIT "B" and incorporated by reference into this Sale of Assets Agreement. The parties acknowledge that virtually the entire purchase price shall be utilized for the payment and retirement of obligations owed by Seller to various creditors as hereinafter set forth.

     4. BULK SALE REQUIREMENTS. Compliance with the Bulk Sale Requirements is hereby waived by the parties hereto as the same has been repealed in the State of Florida. In lieu thereof, contemporaneously with the closing of this transaction the Seller shall do all of the following:

     (a) Furnish the Buyer with a list of the Seller's then existing creditors. The form of which is attached hereto and incorporated by reference. Such list shall be signed and sworn to or affirmed by the Seller and Guarantors and shall contain the names and business addresses of all of the creditors of the Seller and whether general or secured, showing the amount of indebtedness due and owing to each, when known, and also the names of all persons who are known to the Seller to assert claims against him even though such claims are disputed.

     (b) Prepare and deliver as of the day of closing a schedule of the property transferred including a detailed inventory, as of such date, of the stock-in-trade, furniture, fixtures and equipment, and all other items of personal property to be transferred hereunder, the form of which is attached hereto.

     5. REPRESENTATIONS BY SELLER. The Seller warrants and represents the following as it relates to Seller and/or its business:

     (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and Seller has full power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transaction contemplated herein. This Agreement is valid, binding and enforceable against Seller and Guarantors in accordance with its terms, except as such enforceability may be limited by creditors' rights laws and applicable principles of equity. The execution of this Agreement and the consummation of the transaction contemplated herein do not result in a breach of the terms and conditions of nor constitute a default under or violation of Seller's organizational documents or any law, regulation, court order, mortgage, note, bond, indenture, agreement license or other instrument or obligation to which Seller is now a party or by which Seller or any of the assets of Seller may be bound or affected.

     (b) That it is the owner of and has good and marketable title to all the assets specifically enumerated in the attached scheduled of assets and/or referred to herein, free and clear from all liens, debts, claims, liabilities and/or encumbrances (except the debts and obligations to creditors to be set forth in the list of creditors referred to in paragraph 5) and further that the business of Seller is a going solvent business;

     (c) It has entered into no contract relating to the business, except as shown in the attached schedule of assets;

     (d) There are no judgments, liens, claims, actions, or proceedings threatened or pending against it anywhere, except as specifically disclosed in EXHIBIT "C" attached hereto;

     (e) Seller is not in violation of any law, regulation, statute or ordinance, whether threatened to pending, associated with its business and/or the operation thereof, and including but not limited to any laws, regulations, statutes or ordinances relating to consumer and/or environmental matters;

     (f) It has not used any other business name or address within five (5) years of the date of this agreement;

     (g) The property to be transferred is now and at the time of closing will be located at Seller's place of business and will not be removed therefrom without the written consent of the Buyer and all equipment, fixtures and tangible assets will be in good working order and repair and that any hidden and/or latent defects associated therewith and known to Seller or Guarantors will be to Buyer disclosed in Exhibit "A";

     (h) That all of the books, records and financial statements and documents relating to the business of the Seller, including but not limited to information and documents relating to sales volume, accounts receivable and payable, expenses, income and assets valuation are true and accurate and represent additional inducement for the Buyer to enter into this transaction. Furthermore, all of the books and records maintained by Seller with respect to its ownership and/or operation of the Seller's Assets are true and correct in all material respects;

     (i) That the lease applicable to the location of the business will be will be performed pursuant to its terms and conditions;

     (j) All tax returns, reports and filings of any kind or nature required to be filed by Seller prior to Closing with respect to all federal, state and local income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, and franchise taxes in connection with the Lease, Seller's operation of the Facility, and its ownership of the Personal Property and Intellectual Property have been properly completed and timely filed in material compliance with all applicable requirements and all taxes or other similar obligations, which are due and payable by Seller have been timely paid and/or will be timely filed when due in the case of such filings which are due for year end. There are no tax liens on any of the Seller's, Assets except liens with respect to real property taxes not yet due, Seller has no knowledge of any audit, investigation or other proceeding which could result in a tax lien on any of the Seller's Assets. If any tax returns or filings have not been completed prior to closing, Seller will complete them within 120 days after the closing.

     (k) Except as disclosed in EXHIBIT "D", the employees of the Facility are not members of a labor union nor subject to any collective bargaining agreement with respect to their employment at the Facility nor has any notice of any kind been received by the Seller relating to any vote to unionize Seller's business. There are no labor disputes or grievances pending with respect to the operations at the Facility, except as otherwise provided in EXHIBIT "D". For purposes hereof, a labor dispute or grievance shall be deemed to be pending if the same has been served on Seller or Seller has otherwise been advised either orally or in writing of the pendency thereof. There are no employment contracts of any kind or nature involving the Seller and any officer, director, shareholders and/or employee of Seller.

     (l) No representation or warranty by Seller contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein not misleading.

     6.   COVENANTS OF SELLER.  The Seller covenants with the Buyer as follows:

     (a) The bill of sale and instruments of assignment to be delivered at the closing will transfer all of the assets enumerated in the attached schedule and referred to herein, free and clear of all liens, liabilities, claims and encumbrances, and will contain the usual warranties and affidavits of title as set forth in EXHIBIT "E";

     (b) The business will be conducted up to the date of closing in substantially the same manner as it has been conducted in the past, and in accordance with all applicable laws and regulations;

     (c) No judgments, liens, or security interests will be outstanding at the time of the closing against the Seller or against the business or any assets thereof, except as otherwise contained herein;

     (d) That between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Buyer:

    i. Seller will file all tax returns, reports and filings of any kind or nature then required to be filed by Seller and will timely pay all taxes or other obligations which are due and payable with respect to Seller's Assets, excepting that if Seller has not filed all tax returns (including but not limited to payroll tax, franchise, property tax, etc.) at the time of Closing, Seller will indicate in writing which returns and filings have not been completed and Seller will prepare and file same at Seller's sole costs and expense not later than 120 days after the closing. In such event, Buyer may elect to escrow and/or withhold the payment of funds sufficient to cover any resulting tax liability, including penalties, assessments and interest. Seller and Guarantors agree to defend, save harmless and indemnify Buyer from and against any and all manner of claims, demands, liabilities and damages associated with Seller's tax liability;

    ii. Seller will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement and Seller will continue until the Closing to fulfill any obligations which it may have under the Existing Contracts;

    iii. Seller will operate the Facility and business only in the ordinary course and with due regard to the proper maintenance and repair of the Facility and the Personal Property;

    iv. Seller will take all reasonable action to preserve the goodwill of the customers, including, but not limited to customers which are parties to any of the Existing Contracts and customers which do not have any contracts with Seller as of Closing;

    v. Seller will not make any material change in the operation of the Facility nor sell or agree to sell any of the items which comprise the Seller's Assets nor otherwise enter into an agreement materially affecting any of the Seller's Assets;

    vi. Seller will use its best efforts to retain the services and goodwill of employees located at or connected with the operation of the Facility;

    vii. Seller will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Seller's Assets as now in effect;

    viii. Seller will not increase the compensation or other benefits or bonuses payable or to become payable to any of the Seller's employees, except for increases, if any, substantially in accordance with existing employment practices disclosed to Buyer, if any, or except for increases which will not affect Buyer's operations at the Facility after closing;

    ix. Seller will not enter into any contract or commitment affecting the Seller's Assets except in the ordinary course of business and Seller will advise Buyer of any contracts or commitments which it enters, whether in the ordinary course of business or otherwise;

    x. During normal business hours, Seller will provide Buyer and its agents with access (in the company of a representative of Seller) on 24 hours notice to the Real Property and the Facility, provided Buyer does not interfere with the operation of the Facility, and provided Buyer uses its best efforts not to disturb any residents of the Facility during the course of such inspections and at such times Seller shall permit Buyer to inspect the books and records and the physical and structural condition of the Facility, the Real Property and the Personal Property;

    xi. Seller will timely pay all obligations which are due and payable with respect to the Seller's Assets:

    xii. Seller will operate the Facility and business in substantial compliance with all applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders as now in effect (including without limitation, the building and zoning codes as currently applied with respect thereto) and with the environmental laws where the failure to comply therewith could have a material adverse effect on the business, property, condition (financial or otherwise) or operation of the Facility or on the Seller's Assets;

    xiii. Seller will take all reasonable action to achieve substantial compliance with any laws, regulations, ordinances, standards and orders applicable to the Seller's Assets which are enacted after execution of this Agreement and prior to Closing and which require compliance prior to Closing;

    xiv. Seller will proceed with all due diligence to secure any consents which may be necessary for the assignment of the Lease' Existing Contracts and Operating Contracts;

    xv. As soon as practicable after the date hereof but in no event later than twenty (20) days following full execution of this Agreement, Seller will deliver to Buyer a UCC-1 search report (herein so called):

    xvi. Seller will cooperate with Buyer in any efforts which Buyer may undertake to audit Seller's financial statements with respect to the Facility for the periods prior to the Closing if and to the extent such an audit is required for Buyer's compliance with applicable securities laws provided that Buyer shall pay all costs thereof: and,

    xvii. Seller shall disclose to Buyer all material information regarding Seller's respective product warranties, claims handling procedures, product repair practices, and warranty and liability histories, including, without limitation, the existence of any recurring defects.

     7. REPRESENTATIONS AND COVENANT OF BUYER. The Buyer represents that it has examined the premises in which the business is now being conducted by the Seller and has inspected the physical condition of all the furniture, fixtures, and equipment therein. The Buyer covenants that he will accept a conveyance of such assets in their present state and condition, subject to reasonable use to the date of closing and further subject to the requirements of paragraph 5(f) above.

     8. CONTRACTS. All contracts enmerated in the attached schedule of assets shall be assumed by the Buyer at the closing. The Seller shall perform all such contracts insofar as they are required by their terms to be performed by the Seller before the closing, and the Seller shall indemnity the Buyer against any liability and expense arising out of any breach occurring before the closing and/or after the Closing if associated with Seller's acts and/or omissions. The Buyer shall indemnify the Seller against any liability or expense arising out of any breach of such contracts occuring after the closing unlesss any such breach is related to and/or associated with Seller's acts or omissions.

     9. SURVIVAL OF REPRESENTATIONS AND CONVENTS. All representations and covenants made by each party shall survive the closing for the benefit of the other party.

     10. FIRE OR OTHER CASUALTY. The Seller assumes all risk of destruction, loss, or damage due to fire, storm or flood or other casualty up to the date of closing. If the destruction, loss or damage exceeds $500.00, the Buyer shall have the right to terminate this agreement, in which event, the deposit made by him shall be returned by the Seller and all obligations under this agreement shall terminate.

     11. CLOSING. The closing and transfer of title to and possession of the business and assets shall take place on at the office of _________________ on or before February 28, 1998 at Buyer's discretion as to date and time. Each of the parties will execute and deliver at the Closing all instruments reasonable required to carry out the terms and intent of this agreement, including all instruments required by Buyer. All of Sellers creditors shall be paid as part of the closing. In addition, all of those persons, entities, governmental subdivisions, taxing authorities or agencies having judgment(s), lien(s), security interest(s) and/or encumbrance(s) of any kind or nature against the business and/or assets of Seller shall be paid as part of the closing to Buyer's satisfaction. Possession of the business and of the assets sold to the Buyer will be delivered to the Buyer at and immediately after the Closing.

     12. ENTIRE AGREEMENT. This agreement sets forth the entire understanding of the parties, and it shall not be changed or terminated other than in writing signed by an authorized representative of each party. Should Seller and/or Guarantors be found to have breached any of their obligations pursuant to this agreement and/or caused any misrepresentation of fact to be made in this agreement, Seller and Guarantors shall be liable to Buyer for the payment of all of Buyer's damages and expenses, including reasonable attorney fees, associated with the breach and/or misrepresentation and the damages associated therewith.

     13. BINDING EFFECT; OBLIGATIONS OF GUARANTORS. All the terms and provisions of this agreement shall be being upon and inure to the benefit of and be enforceable by the legal representatives and assigns of the parties.

     The Guarantors hereby irrevocably and unconditionally guaranty (a) that all of the representations of Seller as contained herein are true and accurate; and
(b) that he shall be liable and responsible to Buyer for the full and complete performance and/or accuracy of any and all obligations, representations, terms and covenants agreed to by the Seller pursuant to this agreement. The obligation and liability of the Seller and Guarantors to Buyer under this provision of the agreement shall be joint and several.

     14. NOTICES. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed in writing by mail as aforesaid), to the following address:

     TO SELLER:

          Universal Vinyl Corp.
          9200 N.W. 102 Street
          Medley, Florida  33178

          Phone:         305-888-7670
          Facsimile:     305-885-9764

     TO GUARANTORS:

          Yoram Aisenberg
          3401 Island Road
          Cooper City, Florida  33330

          Phone:
          Facsimile:

          Avraham Weinstein
          12913 N.W. 22nd Manor
          Pembroke Pines, Florida  33028

          Phone:
          Facsimile:

     TO BUYER:

          Fix Corp International, Inc.
          Attention:  Mark Fixler, President
          3637 S. Green Road, Suite 201
          Beachwood, Ohio  44122

          Phone No.:  216-292-3182
          FAX No.:    216-292-6187

Notice shall be deemed given three (3) business days after deposit in the mail on the next day if sent by overnight courier and on receipt if sent by facsimile (and confirmed verbally or by mail as aforesaid).

     15. CONDITIONS PRECEDENT. Buyer's obligation pursuant to this agreement are contingent upon the following:

     (a) Buyer's conduct and completion of its due diligence on or before February 20, 1997 with the results thereof being satisfactory to Buyer. As part of the conduct of Buyer's due diligence, Seller and Guarantors shall make its business and Facility available to Buyer and Buyer's agents and representatives for inspections and Seller shall make all books, records and documents relating to the business available so that Buyer will have reasonable access thereto.

     (b) Buyer's review and approval to its satisfaction of a list of Seller's creditors as well as a list of those persons, entities, governmental subdivisions, taxing authorities and/or agencies having judgment(s), lien(s), security interest(s) and/or encumbrance(s) against the business and/or assets of Seller. Seller will provide such list to Buyer within five (5) business days of execution of this agreement and Seller will certify the accuracy of same at closing with any additional information added thereto as a result of Buyer's due diligence.

     (c) Buyer's review and approval to its satisfaction of the inventory, including its amount, value and quantities, which will be transferred to Buyer as part of this transaction.

     (d) Buyer's review and approval to its satisfaction at the time of Closing of the condition of the business and assets of Seller being purchased.

     (e) Buyer's review and approval to its satisfaction of an employment contract to be executed by Buyer and Yoram Aisenberg at the time of closing, including the execution thereof by Buyer and Yoram Aisenberg as part of the Closing.

     16. NONCOMPETITION; NONDISCLOSURE. Seller and Guarantors agree that they will not, in any capacity and in any form of participation, enter into any business which is competitive with the business of that being conducted by Buyer with the assets being purchased from Seller for a period of five (5) years in any market area or region in which the Seller is conducting business, and Seller and Guarantors will not solicit as a part thereof any of the former customers of Seller during that period. Furthermore, Seller and Guarantors agree that they will not disclose to any person, business or other entity any information relating to the business, assets, financial dealings, customer lists, customer leads or proprietary information of Seller without Buyer's written consent which shall be at the sole descretion of the Buyer.

     17. GOVERNING LAW. This agreement shall be governed by the laws of the State of Ohio and jurisdiction and venue shall be proper in Licking County, Ohio. The remedies to any party to this agreement for the breach and/or nonperformance by any other party shall be cumulative and all parties shall have those remedies available at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on the day and year first above written.

SELLER:

UNIVERSAL VINYL CORP.


By:  /s/ Yoram Aisenberg
   --------------------------
Its:
    -------------------------

BUYER:

FIX CORP INTERNATIONAL, INC.

-----------------------------

By:  /s/ Mark Fixler
    -------------------------
Its:  President
     ------------------------

GUARANTORS:

     /s/ Yoram Aisenberg
-----------------------------
Yoram Aisenberg, Individually


     /s/ Avraham Weinstein
-----------------------------
Avraham Weinstein, Individually

                                  PRIMARY EQUIPMENT
                                  -----------------
1    60mm extruder
1    60mm extruder
1    60mm extruder
1    60mm extruder
1    30mm extruder
1    30mm extruder
1    30mm extruder
1    10 hp Dayton compressor
2    emergency air system compressors
6    primary sizing tables
3    downstream cooling tables
1    valance traveling saw
4    4" belt pullers
1    valance v-belt puller
4    cutting guillotine
4    generators and counting systems
4    packaging tables
5    staple guns
3    wood staple guns
1    25 hp granulator
2    paper transfer machine
1    embossing machine
1    embossing machine cooling system
6    primary extruder dye holders
48   extrusion and co-extrusion dyes
2    complete extrusion systems for valance
3    vacuum loading hopper
8    embossing rollers
1    heavy duty scale for up to 30,000 pounds










                                Exhibit "A" Page One

                                 SUPPORT EQUIPMENT
                                 -----------------

1    Mitsubishi fork lift
1    loading ramp
10   propane tanks
1    Isuzu NRR truck 24' van
1    GMC Step Van
2    floor jacks
1    milling machine bridge board
1    dye polishing machine
1    Haring grinding machine
1    sand blasting machine
1    floor belt saw
1    Miller welding machine
1    fabrication cutting and packaging table
1    wood cutting table
1    table drill
2    shop vacuum systems
1    granit level stone "Starrett"
2    bench grinders
1    hand held heat blower
2    tool boxes complete with tools and measuring equipment precession

                              SPARE PART AND EQUIPMENT
                              ------------------------

6    spare electronic circuit boards for extruders
1    spare transfer box for extruder
1    spare transfer box for puller
2    spare main motors for extruders
2    spare power transfer boxes "transformers"
4    spare extruder screws
3    spare extruder barrels
1    spare set of tooling for bridge board









                                Exhibit "A" Page Two

                           OFFICE EQUIPMENT AND INVENTORY
                           ------------------------------
4    office desks
5    credenzas
1    Pinet Bow copy machine
1    AT&T Sprint telephone system
1    security and surveillance for warehouse and offices
2    computer 386
2    printers
11   file cabinets
3    floor fan blowers


                                 CURRENT INVENTORY
                                 -----------------

inventory of raw materials in all colors
PVC pearl materials
PVC clear approximately $222,000.00
finished goods inventory $157,000.00 current paper transfer inventory of paper $52,500.00 packaging material $9,500.00






















                               Exhibit "A" Page Three

                                      EXHIBIT B
                                  (ESCROW AGREEMENT)

The parties agree that no escrow will be necessary, as all funds will be disbursed at the time of Closing, except for any funds that are withheld by Buyer to meet any contingencies or debts the amount of which are uncertain or unknown.

                                     EXHIBIT C

                           (SECTION 5(d) REPRESENTATIONS)

1.   State of Florida (Intangible tax)
     $ 2,259.57
     Date:  July 26, 1994

2.   LECTRO-FORM, INC. V. UNIVERSAL VINYL, INC.
     Superior Court of New Jersey, Passaic County
     Docket No. PAS-L-463-96
     Filed Oct. 14, 1997
     Judgment $18,932.56 plus interest

3.   GEON COMPANY, ET AL. V. UNIVERSAL VINYL
     U.S. District Court, Southern District of Florida (Miami)
     Case No. 96-CV-36 and Case No. 95-CV-1074
     Injunction

4.   PROFILE INDUSTRIES V. UNIVERSAL VINYL
     U.S. District Court, Southern District of Florida (Ft.  Lauderdale)
     Case No. 93-CV-6071
     Filed January 28, 1993
     Consent Judgment on May 12, 1993 (Copy of Consent Judgment to be provided by Buyer to Seller at and/or prior to Closing for Sellers review and approval)

                                     EXHIBIT D
                           (SECTION 5(k) REPRESENTATIONS)

The employees of the Facility are not members of a labor union nor subject to any collective bargaining agreement with respect to their employment at the Facility nor has any notice of any kind been received by the Seller relating to any vote to unionize Seller's business. There are no labor disputes or grievances pending with respect to the operations at the Facility. There are no employment contracts of any kind or nature involving the Seller and any officer, director, shareholders and/or employee of Seller.

                                     EXHIBIT E
                                   (SECTION 6(a))

See Bill of Sale attached hereto

                                   RAMCO FORM 101
BILL OF SALE, ABSOLUTE

KNOW ALL MEN BY THESE PRESENTS, That
     Universal Vinyl Corp.
of the City of Medley, in the County of Dade and the State of Florida of the first part, for and in consideration of the sum of Ten and No/100---------------------------------------------Dollars lawful money of the United States, to it paid by Fix Corp. International Inc. of party of the second part, the receipt whereof is hereby acknowledged, has granted, bargained, sold, transferred and delivered, and by these presents does grant, bargain, sell, transfer and deliver unto the said party of the second part, its executors, administrators and assigns, the following goods and chattels:

     See Exhibit "A" attached hereto.



     TO HAVE AND TO HOLD the same unto the said party of the second part, its executors, administrators and assigns forever.

     AND we do, for us and our heirs, executors and administrators, covenant to and with the said party of the second part, its executors, administrators and assigns, that we the lawful owner of the said goods and chattels; that they are free from all encumbrances; that we have good right to sell the same aforesaid, and that we will warrant and defend the sale of the said property, goods and chattels hereby made, unto the said party of the second part its executors, administrators and assigns against the lawful claims and demands of all persons whomsoever.

     IN WITNESS WHEREOF, have hereunto set our hand and seal this day of February, one thousand nine hundred and ninety eight

Signed, sealed and delivered in         UNIVERSAL VINYL CORP.
the presence of us:

_______________________________________ ________________________(SEAL)

_______________________________________ BY:_____________________(SEAL)

STATE OF        Florida                 I hereby Certify on this day, before me,
        ------------------------------  an officer duly authorized
COUNTY OF DADE  Dade                    to administer oaths and take
               -----------------------  acknowledgments, personally appeared

_______________________________________________________________________________
known to me to be the person ____ described in and who executed the foregoing instrument, who acknowledged before me that he executed the same, that I relied upon the following form ____ of identification of the above-named person __:_____________________________________

________________________________________________
     NOTARY RUBBER STAMP SEAL      Witness my hand and official seal in the
                                   County and State last aforesaid this
                                   _________ day of  FEBRUARY  A.D. 1998.

                                   ____________________________________________
                                   Notary Signature

                                   ____________________________________________
                                   Printed Notary Signature